Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Stereotaxis, Inc. 2012 Stock Incentive Plan, As Amended and Restated, and David L. Fischel CEO Performance Share Unit Award of our report dated March 12, 2021, with respect to the financial statements and schedule of Stereotaxis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
August 12, 2021